UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2009

MAGMA DESIGN AUTOMATION, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-33213	77-0454924
(Commission File Number)	(I.R.S. Employer Identification Number)

1650 Technology Drive, San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

(408) 565-7500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 20, 2009, Magma Design Automation, Inc. (“Magma”) entered into an amendment to the Credit Agreement between Magma and Wells Fargo Bank, National Association (“Wells Fargo”), effective as of October 31, 2008, as well as two related revolving line of credit notes and a related security agreement with Wells Fargo (collectively, the “Amendment”).

The two revolving line of credit notes allow for a maximum borrowing of $7.5 million each and replace the existing $15.0 million line of credit facility. The Amendment expires on December 31, 2009, and is secured by collateral that includes a $7.5 million certificate of deposit and first priority interests in all the Company’s accounts receivable, intangible assets, inventory and equipment.

Outstanding borrowings under the first note shall not exceed the lesser of $7.5 million or 80% of the Company’s eligible accounts receivable plus an additional amount not to exceed (i) $2.0 million up to and including May 3, 2009; and (ii) $1.0 million from May 4, 2009 up to and including August 2, 2009; and (iii) zero thereafter. The note bears an annual interest rate equal to a fluctuating rate of 3.5% above Wells Fargo’s prime rate or a fixed rate of 3.5% above LIBOR, at management’s election, on outstanding borrowings.

Outstanding borrowings under the second note shall not exceed $7.5 million, including two existing letters of credit, which total $1.7 million. The note bears an annual interest rate equal to a fluctuating rate of 1.5% above Wells Fargo’s prime rate or a fixed rate of 1.5% above LIBOR, at management’s election, on outstanding borrowings.

The Company is required to pay interest and fees monthly, with the outstanding principal amount plus all accrued but unpaid interest and fees payable in full at the expiration of the Amendment.

Pursuant to the Amendment, the Company has pledged to grant to Wells Fargo a security interest in deposits equal to the amount of outstanding borrowings and letters of credit outstanding in excess of the maximum allowable. The Amendment also requires that the Company maintain certain financial conditions.

A copy of the Amendment will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending May 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGMA DESIGN AUTOMATION, INC.

Dated: April 24, 2009	By:	/s/ Peter S. Teshima
Peter S. Teshima
Corporate Vice President, Finance, and Chief Financial Officer